Exhibit 99.1

News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Investor Contact:	Media Contact:
Jay Worley (610) 902-6206	James Ely (610) 902-6010
jay.worley@airgas.com	jim.ely@airgas.com
For release:            Immediately
Airgas Completes New Credit Agreement
RADNOR, PA – July 25, 2006 – Airgas, Inc. (NYSE: ARG) today announced it has amended and restated its senior credit facility with a syndicate of banks. The five-year $1.6 billion senior unsecured credit facility (the “Credit Agreement”), consists of a US$966 million and C$40 million (the US dollar equivalent of $34 million) revolving credit line and a $600 million term loan. The drawing on the term loan is contingent on the maturity of $100 million of the 7.75% medium term notes on September 15, 2006, and the closing of certain acquisitions.
Airgas is currently contemplating several acquisitions, which, if completed, would be funded with the borrowings that are available under the Credit Agreement.
The Credit Agreement supersedes the credit agreement dated January 14, 2005, (the “2005 Agreement”), which would have matured in January 14, 2010 and permitted the company to borrow up to the equivalent of $428 million. The company’s initial borrowings under the Credit Agreement total $191 million. The current borrowing rate is LIBOR plus 75 basis points, down from LIBOR plus 95 basis points under the 2005 Agreement. The covenants under the new Credit Agreement are generally similar to those in the 2005 Agreement. The Company expects to file the Credit Agreement as an Exhibit to the 10-Q for the period ended September 30, 2006.

Airgas also announced that as a result of the acquisitions under consideration, it suspended the three-year share repurchase plan it initiated in November 2005. The Company will focus on using its cash flow to pay down debt, grow its dividend, and to continue investing in growth opportunities, including future acquisitions.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. Its 10,000 employees work in about 900 locations including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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Forward-Looking Statement
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations, and releases. These statements include, but are not limited to, statements regarding: the issuance of a $600 million term loan; the maturity of the medium term notes; the successful negotiation and closing of the acquisitions currently being negotiated; the Company’s focus on using cash flow to pay down debt, increase its dividends and invest in growth opportunities, including acquisitions. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: the Company’s ability to identify growth opportunities, including acquisition candidates, and to implement such opportunities and consummate and successfully integrate future acquisitions; disruption to the Company’s business from integration problems associated with acquisitions; higher than estimated interest expense resulting from increases in LIBOR ; a lack of available cash flow necessary to pay future dividends, or to increase dividends; the inability to manage interest rate exposure; and other factors described in the Company’s reports, including Form 10-K dated March 31, 2006, filed by the Company with the Securities and Exchange Commission.